Exhibit 10.3

NORDSTROM

DIRECTORS DEFERRED COMPENSATION PLAN

2024 Restatement
As Adopted on August 20, 2024

TABLE OF CONTENTS

Page

1.1    Title    1
1.2    Purpose    1
1.3    Effective Date    1
ARTICLE II    1
2.1    Participation    1
2.2    Time of Eligibility    1
ARTICLE III DEFERRAL OF COMPENSATION    1
3.1    Deferral Elections    1
3.2    Amount of Deferral    3
3.3    Effect of Election to Defer Equity Compensation    3
3.4    Requirement for Deferral Agreement    3
3.5    Applicability of Deferral Agreement    3
3.6    Suspension of Participation    3
ARTICLE IV RESERVED    4
ARTICLE V BOOKKEEPING ACCOUNT AND CREDITING    4
5.1    Bookkeeping Account    4
5.2    Time of Crediting Accounts    4
5.3    Participant Deemed Investments    5
5.4    Investments by the Company    5
5.5    Limited Effect of Allocation    5
5.6    Report of Account    5
ARTICLE VI RIGHTS OF PARTICIPANT IN PLAN    6
6.1    Ownership Rights in Bookkeeping Account    6
6.2    Rights in Plan are Unfunded and Unsecured    6
6.3    No Transfer of Interest in Plan Allowed    6
6.4    Plan Binding Upon Parties    6
ARTICLE VII DISTRIBUTIONS    6
7.1    Acceleration of Payment    6
7.2    In-Service Distributions    7
7.3    Distributions Following Separation for Post 2013 Deferrals    8
7.4    Distributions upon Separation    8
7.5    Cash and Stock Distributions    9
ARTICLE VIII DEATH BENEFITS    9
8.1    Designation of Beneficiary    9
8.2    Deemed Beneficiary    9
8.3    Surviving Beneficiary    10
8.4    Distribution of Bookkeeping Account Balance at Death    10
8.5    Determination of Beneficiary    10
8.6    Payments to Minor or Incapacitated Beneficiaries    10
ARTICLE IX ADMINISTRATION OF THE PLAN    10
9.1    Plan Administrator    10
2

9.2    Powers and Authority of the Plan Administrator    10
9.3    Delegation of Powers and Authority    11
9.4    Reliance on Opinions    11
9.5    Information    11
9.6    Indemnification    11
ARTICLE X CLAIMS PROCEDURE    11
10.1    Submission of Claim    11
10.2    Denial of Claim    11
10.3    Review of Denied Claim    11
10.4    Decision Upon Review of Denied Claim    12
ARTICLE XI AMENDMENT AND TERMINATION    12
ARTICLE XII MISCELLANEOUS    12
12.1    No Employment Contract    12
12.2    Dispute Resolution    12
12.3    Cooperation    12
12.4    Illegality and Invalidity    12
12.5    Required Notice    13
12.6    Interest of Participant’s Spouse    13
12.7    Tax Liabilities from Plan    13
12.8    Benefits Nonexclusive    13
12.9    Discharge of Company Obligation    13
12.10    Costs of Enforcement    13
12.11    Gender and Case    13
12.12    Titles and Headings    14
12.13    Applicable Law    14

3

ARTICLE I
TITLE, PURPOSE AND EFFECTIVE DATE

    1.1    Title. This plan shall be known as the Nordstrom Directors Deferred Compensation Plan, and any reference in this instrument to the Plan shall include the plan as described herein and as amended from time to time.

    1.2    Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for providing an opportunity for deferred compensation for non-employee members of the Board of Directors (“Board”) of Nordstrom, Inc., a Washington corporation (“Company”). Because the Plan does not cover any employees of the Company, it is exempt from the Employee Retirement Income Security Act of 1974, as amended.

    1.3    Effective Date. The Plan was originally effective as of January 1, 1994. The Plan was previously restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Amounts deferred and vested prior to January 1, 2005 (and investment gains and losses attributable to such amounts) are governed by the 2002 Restatement and any amendments to the 2002 Restatement. Amounts initially deferred and vested after December 31, 2004 and before January 1, 2008 were subject to the provisions of the 2007 Restatement, except to the extent modified by transition rules separately documented by the Company. The Plan was amended and restated with the 2017 Restatement. This 2024 Restatement is effective August 20, 2024.

ARTICLE II
ELIGIBILITY

    2.1    Participation. A Board member becomes a Participant in the Plan when he or she elects to defer a portion of his or her director’s fees pursuant to the terms of the Plan and Article III. A Board member remains a Participant as long as he or she has a Bookkeeping Account as defined in Article V that has not yet been entirely distributed.

    2.2    Time of Eligibility. A Board member shall be eligible to participate in the Plan upon becoming a Board member. Subject to the provisions of the Plan, all Board members will be eligible to defer compensation and receive benefits at the time and in the manner provided hereunder.
ARTICLE III
DEFERRAL OF COMPENSATION

    3.1    Deferral Elections. A Board member wishing to defer Eligible Compensation must properly execute a Deferral Agreement in accordance with procedures established by the Plan Administrator on or before the applicable Election Date.

(a)    Deferral Agreement. As used in this Plan, the term Deferral Agreement means the written or electronic form prescribed by the Plan Administrator which indicates the portion of the Participant’s director’s fees he or she elects to defer for any

Plan Year and the time and form of payment of the deferred amounts. For purposes of the Plan, “Plan Year” means the calendar year.

(b)    Election Date. The Election Date is the date by which a Participant must submit a valid Deferral Agreement to the Company, determined as follows:

    (1)    Plan Year Open Enrollment. Except as provided in Section 3.1(b)(2), the Election Date is the date specified by the Plan Administrator, which may not be later than December 31 of the year preceding the year in which the Participant performs the services that generate the director’s fees.

    (2)    New Participants. The Election Date for any Board member who first becomes a Board member on or after January 1 and before the May Board meeting is thirty (30) days after the date the Participant first becomes a Board member, provided that the Election Date must be before the May Board meeting. A Board member who becomes a Board member at or after the May Board meeting must wait until the Plan Year Open Enrollment in order to elect to participate in the Plan.

    (c)    Eligible Compensation. For purposes of this Plan, the following items of a Participant’s remuneration shall be considered Eligible Compensation:

    (1)    Cash Fees.

    (A)    Plan Year Open Enrollment. A Participant may defer director’s fees payable in cash that are attributable to services performed in the year following the Plan Year containing the Election Date.

    (B)    New Participant Enrollment. A Participant who becomes a Board member on or after January 1 and before the May Board meeting of a given year may elect to defer his or her director’s fees payable in cash for services to be performed at and after the May Board meeting. A Participant who becomes a Board member at or after the May Board meeting may defer director’s fees payable in cash only during a subsequent Plan Year Open Enrollment. The intent of this provision is to restrict application of the deferral election to compensation paid for services that will be performed after the date of the election, to comply with Treasury Regulation § 1.409A-2(a)(7).

    (2)    Equity Compensation. “Equity Compensation” means restricted stock or restricted stock units granted under the Company’s equity incentive plan as follows:

    (A)    Plan Year Open Enrollment. A Participant may defer director’s fees payable in the form of Equity Compensation that are attributable to services performed in the year following the Plan Year containing the Election Date.

    (B)    New Participant Enrollment. A Participant who becomes a Board member on or after January 1 and before the May Board meeting of a given year may elect to defer his or her director’s fees payable in the form of Equity Compensation for services to be performed at and after the May Board meeting. A Participant who becomes a Board member at or after the May Board meeting may defer director’s fees payable in the form of Equity Compensation only during a subsequent Plan Year Open Enrollment. The intent of this provision is to restrict application of the deferral election to compensation paid for services that will be performed after the date of the election, to comply with Treasury Regulation § 1.409A-2(a)(7).

    3.2    Amount of Deferral. A Participant may, for any Plan Year, irrevocably elect to have the following amounts of Eligible Compensation, if any, deferred and credited to the Participant’s Bookkeeping Account in accordance with the terms and conditions of the Plan:

    (a)    Cash Fees. All or a portion of the Participant’s cash director’s fees; and

    (b)    Equity Compensation. All or a portion of the Participant’s restricted stock or settlement of restricted stock units in a future year.

    3.3    Effect of Election to Defer Equity Compensation. At the time of deferral, a Participant must elect the time and form of payment of Equity Compensation. Once the deferral election becomes irrevocable as of an Election Date, the time and form of payment of Equity Compensation subject to that election shall be governed solely by the election under this Plan and shall not be governed by the time and form of payment provisions under the equity incentive plan.

    3.4    Requirement for Deferral Agreement. A Participant who has not timely submitted a valid Deferral Agreement may not defer any Eligible Compensation for the applicable Plan Year under the Plan.

    3.5    Applicability of Deferral Agreement. A Deferral Agreement remains in effect for the Plan Year to which it applies, except that the Deferral Agreement shall automatically be cancelled for the remainder of any Plan Year in which a Participant’s request for an unforeseeable financial emergency is approved. A Participant must file a new Deferral Agreement for each Plan Year. The terms of any Deferral Agreement may, but need not be, similar to the terms of any prior Deferral Agreement.

    3.6    Suspension of Participation. If a Participant receives an unscheduled in-service distribution (with penalty) under the 2002 restatement of this Plan, the Participant’s eligibility to defer under this Plan shall continue for the remainder of the Plan Year in which the unscheduled in-service distribution is received, but shall be suspended for the next two Plan Years.

ARTICLE IV
RESERVED

ARTICLE V
BOOKKEEPING ACCOUNT AND CREDITING

    5.1    Bookkeeping Account. A Bookkeeping Account is the account established on the books of the Company as a record of each Participant’s Plan balance. A Bookkeeping Account may include one or more sub-accounts to reflect amounts credited to a Participant under the various terms of the Plan. As of the effective date of this Restatement, a Participant’s Bookkeeping Account consists of the following sub-accounts:

    (a)    Deemed Investment Sub-Account: A Deemed Investment Sub-Account, expressed as a dollar amount, reflecting the Participant’s account balance resulting from the following:

    (1)    Deferred cash director’s fees;

    (2)    Cash paid as the result of settlement of stock units under the Company’s equity incentive plan deferred pursuant to Article III or dividends issued in the form of cash under the Company’s equity incentive plan; and

    (3)    The Participant’s deemed investment of such amounts under Section 5.3.

    (b)    Company Shares Sub-Account. A Company Shares Sub-Account, expressed in units (each unit representing one share of Company common stock) in which the Participant is vested resulting from restricted stock or the settlement in stock of restricted stock unit awards under the Company’s equity incentive plan or dividends issued in the form of stock or stock units under the Company’s equity incentive plan.

    5.2    Time of Crediting Accounts. Amounts deferred by a Participant under the Plan shall be credited to the Participant’s Bookkeeping Account as soon as administratively practicable after the date deferred amounts would otherwise have been received (or beneficially received in the case of Company contributions) by the Participant. “Earnings” as defined in 5.3(a) shall begin to be credited to a Participant’s Bookkeeping Account on the date determined by the Plan Administrator, but no later than the month following the month in which the deferrals to which those Earnings relate were credited to the Bookkeeping Account in accordance with the preceding sentence. Earnings are based on the performance of the investment options selected by Participants in accordance with Section 5.3.

    5.3    Participant Deemed Investments. Each Participant may, from time to time, select from the various indices provided by the Plan Administrator in which his or her Deemed Investment Sub-Account will be deemed invested; provided, however, that the Plan Administrator is under no obligation to acquire or provide any of the investments designated by the Participant.

    (a)    Deemed Investment Sub-Account. A Participant’s Deemed Investment Sub-Account shall be credited or debited with additional amounts equal to the appreciation (or loss) such accounts would have experienced had they actually been invested in the specified fund indices at the relevant times (“Earnings”).

    (b)    Company Shares. The number of units in a Participant’s Company Shares Sub-Account shall be appropriately adjusted periodically to reflect any dividend (if applicable), split, split-up or any combination or exchange, however accomplished, with respect to the shares of the Company’s common stock represented by such units.

    5.4    Investments by the Company. In order to provide funds to satisfy its obligations under the Plan, the Company may, but shall not be required to, keep cash or invest and reinvest in mutual funds, stocks, bonds securities or any other assets as may be reasonably selected by the Company. Such investments may, but need not, follow the investment indices chosen by the Participants. If the Company elects to purchase an insurance policy or policies insuring the life of the Participant to allow the Company to recover the cost of providing the benefits hereunder:

    (a)    The Participant shall, as a condition to continued participation in the Plan, sign any papers and undergo any medical examinations or tests that may be necessary or required for such purpose; and

    (b)    The Participant, Participant’s Beneficiary, and any other person claiming through the Participant shall not have or acquire any rights whatsoever in such policy or policies or in the proceeds of the policies.

    5.5    Limited Effect of Allocation. The fact that any allocation shall be made and credited to a Bookkeeping Account shall not vest in a Participant any right, title or interest in or to any assets of the Company, or in any right to payment, except at the time(s) and upon the conditions elsewhere set forth in the Plan.

    5.6    Report of Account. A Participant shall be provided information regarding the Participant’s Bookkeeping Account balance within a reasonable time after requesting such information from the Plan Administrator. Each Participant shall be furnished with statements on a periodic basis, no less frequently than annually.

ARTICLE VI
RIGHTS OF PARTICIPANT IN PLAN

    6.1    Ownership Rights in Bookkeeping Account. Subject to the restrictions provided in this Article or stated in awards of Equity Compensation, each Participant shall at all times have a fully vested interest in the value of the Participant’s Bookkeeping Account.

    6.2    Rights in Plan are Unfunded and Unsecured. The Company’s obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant’s right to Plan distributions shall be no greater than the rights to payment of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be general assets of the Company, and such assets, as well as any assets set aside in a grantor trust, shall be subject to the claims of its general creditors.

    6.3    No Transfer of Interest in Plan Allowed. Except as permitted by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. Neither the Participant, Participant’s spouse or a designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance of any of the benefits payable hereunder. Said benefits shall not be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or a Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. Notwithstanding the foregoing, the Company may follow the terms of any court order issued in connection with any domestic relations proceeding including but not limited to marital dissolution or child support.

    6.4    Plan Binding Upon Parties. The Plan shall be binding upon the Company, its assigns, and any successor company that acquires substantially all of its assets and business through merger, acquisition or consolidation; and upon all Participants and any Participant’s Beneficiaries, assigns, heirs, executors and administrators.

ARTICLE VII
DISTRIBUTIONS

    7.1    Acceleration of Payment. Generally, neither the Company nor any Participant may accelerate the timing of any payment under the Plan, except as specifically set forth in this Plan document. However, the Plan Administrator may direct that a distribution of any payment be accelerated to the extent such acceleration is specifically permitted under Code Section 409A. Such accelerations include, but are not limited to, a distribution to permit a Participant to pay taxes on amounts deferred under this Plan, including any taxes that may be imposed under Code Section 409A, and distributions pursuant to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

    7.2    In-Service Distributions. While a Participant is a Board member, the Participant may receive Plan distributions as provided in this Section 7.2.

    (a)    Unforeseeable Financial Emergency. At the request of a Participant before his or her service with the Company terminates, the Plan Administrator may, in its sole discretion, pay all or part of the value of the Participant’s Bookkeeping Account in the event of an unforeseeable financial emergency beyond the requesting party’s control. Such hardship distributions may be allowed only as follows:

    (1)    Financial Emergency. An unforeseeable financial emergency is defined as a severe financial hardship resulting from (A) an illness or accident of the Participant, his or her spouse, his or her tax dependent (as defined in Code Section 152(a)), or his or her Beneficiary, (B) the loss of a Participant’s or Beneficiary’s property due to casualty, or (C) other similar extraordinary, unforeseeable and unforeseen circumstances arising as a result of events beyond the control of the requesting party.

    (2)    Amount. The amount of an accelerated distribution shall be limited to an amount necessary to relieve such emergency, which may include an amount necessary to pay tax liabilities reasonably anticipated to result from the distribution. A distribution on account of unforeseeable financial emergency may not be made to the extent that such emergency is or may be alleviated by reimbursement or compensation from insurance or liquidation of the Participant’s other assets (provided that the liquidation would not itself cause a severe hardship). If the Participant’s entire Bookkeeping Account balance is distributed pursuant to this Section 7.2(a), the amount of the distribution shall be determined as of the end of the month preceding the distribution date.

    (3)    Effect on Deferral Agreement. A Participant’s Deferral Agreement shall be automatically canceled for the remainder of the Plan Year in which the unforeseeable financial emergency distribution is made.

    (b)    Scheduled Distributions. Prior to Separation, a Participant may elect, in a Deferral Agreement, to receive a specified percentage of the Participant’s deferrals for a Plan Year in a specified later Plan Year while the Participant continues to be a Board member. For purposes of this Plan, the term “Separation” means the date on which the Participant ceases to be a Board member. The scheduled distribution must designate a Plan Year that begins after the deferred amounts have been credited to this Plan for at least two full Plan Years (e.g., an election in December 2024 could provide for a scheduled distribution no sooner than the Plan Year beginning January 1, 2028). The Participant must elect the calendar year and the month (either January or June) of the scheduled distribution. The amount payable to a Participant in connection with a scheduled distribution shall in all cases be a specified dollar amount or a specified percentage of the Participant’s Bookkeeping Account balance for the Plan Year to which the Deferral Agreement applies. A Participant may change the time of a scheduled distribution by submitting a change request by the last day of the Plan Year that ends at least 12 months before the scheduled distribution date and postponing the scheduled distribution for a period of at least five years. If the Participant’s Separation occurs prior to a scheduled distribution date, then the Plan’s provisions (and the Participant’s elections, if applicable) for distributions following Separation shall supersede the Participant’s scheduled distribution elections. The amount of the distribution under this subsection (b) shall be determined as of the last day of the month before the scheduled distribution.

    (c)    Distributions Pursuant to Domestic Relations Order. The Plan Administrator may accelerate lump sum payment of a Participant’s account in the case of a valid domestic relations order that provides for distribution of all or a portion of a Participant’s Bookkeeping Account.

    7.3    Distributions Following Separation for Post 2013 Deferrals. The portion of a Participant’s Bookkeeping Account that is attributable to deferrals made with respect to Plan Years commencing January 1, 2014 and later, including Earnings thereon, shall at all times be distributable as provided in Section 7.4. Distributions of the portion of a Participant’s Bookkeeping Account that is attributable to deferrals made with respect to previous Plan Years shall be governed by the Plan provisions in effect prior to this Restatement.

    7.4    Distributions upon Separation.

    (a)    Form of Payment. Except as otherwise provided in Sections 7.2, 7.3 or 7.4(b), upon Separation, distribution of a Participant’s Bookkeeping Account balance shall be made in accordance with the distribution options specified in the Participant’s Deferral Agreement to which the distribution relates. The distribution options available to a Participant are: (i) lump sum payment; or (ii) installments over five (5), ten (10) or fifteen (15) years.

    (b)    Lump Sum in lieu of Installments. If the Participant’s Bookkeeping Account balance as of his or her Separation is equal to or less than $10,000, the Company may distribute the Participant’s entire Bookkeeping Account in a single lump sum rather than in installments, provided that the lump sum payment results in the termination and liquidation of the Participant’s entire interest under this Plan and all other plans or arrangements that must be aggregated with this Plan under the rules set forth under Code Section 409A. The Participant may not exercise any discretion to convert an installment election into a lump sum under this provision.

    (c)    Time of Payment. The distribution (or in the case of installments, the first installment payment) shall be paid within 90 days after the Participant’s Separation, provided that the Participant does not have the right to designate the taxable year of payment. Subsequent installments, if applicable, shall be paid in January of each succeeding Plan Year.

    (d)    Amount of Payment. If the form of distribution is a lump sum, the value of the entire vested Bookkeeping Account shall be distributed in one payment. If the form of distribution is installments, the amount of each installment payment shall be determined by multiplying the Participant’s vested Bookkeeping Account balance as of the end of the month in which the scheduled distribution date occurs (as determined under Section 7.2(b) for In-Service Distributions or upon Separation for all other distributions) by a fraction, the numerator of which is one (1) and the denominator of which is (N minus P), where N is total number of annual installments and P is the number of annual installments previously paid to the Participant. For example, if the form of payment is five annual installments, the first annual distribution is the account balance divided by 5 (5 minus 0), the second annual distribution is the account balance divided by 4 (5 minus 1), the third annual distribution is the account balance divided by 3 (5 minus 2), the fourth annual distribution is the account balance divided by 2 (5 minus 3), and the fifth annual distribution is the entire remaining account balance (5 minus 4). Bookkeeping Accounts subject to installment payment shall continue to be valued as provided in Section 5.3 until fully distributed.

    (e)    Change in Time or Form of Distribution. A Participant may change the form of distribution by submitting a change request by the last day of the calendar year that ends at least 12 months before his or her Separation date, provided that his or her change cannot take effect earlier than twelve months after the change is requested. In addition, the Participant must agree to postpone the distribution for a period of at least five (5) years from the date that the amount would otherwise have been payable. In the case of installment payments, the five (5) year period of postponement is measured from the date that the first payment in the series of installments would have been paid.

    7.5    Cash and Stock Distributions. Distributions of a Participant’s Deemed Investment Sub-Account shall be made in cash only. Distributions of a Participant’s Company Shares Sub-Account shall be made in Common Stock of the Company, which Common Stock shall be paid from, and shall count against, the share reserve of a Company equity incentive plan that has been approved by shareholders in accordance with the rules of the applicable stock exchange.

ARTICLE VIII
DEATH BENEFITS

    8.1    Designation of Beneficiary. A Participant shall designate a Beneficiary to receive death benefits under the Plan by completing the beneficiary designation form specified by the Plan Administrator. A Participant shall have the right to change the Beneficiary by submitting a form designating the Participant’s change of Beneficiary in accordance with procedures established by the Plan Administrator.

    8.2    Deemed Beneficiary. If a Participant is married, his or her legal spouse shall be deemed the designated Beneficiary, unless the spouse consents in writing to designation of a different Beneficiary on a form acceptable to the Plan Administrator. If no designation has been made, or if the deemed or designated Beneficiary has predeceased the Participant, then the Participant will be deemed to have designated the following as his or her surviving beneficiaries and contingent beneficiaries with priority in the order named below:

    (1)    first, to the Participant’s surviving spouse, as defined under federal law, or the Participant’s “registered domestic partner” as that term is defined for benefit coverage purposes under the Nordstrom Welfare Benefit Plan; or

    (2)    if the Participant does not have a surviving spouse or registered domestic partner, to his or her estate.

    8.3    Surviving Beneficiary. For purposes of determining the appropriate named or deemed beneficiary or contingent beneficiary, an individual is considered to survive the Participant if that individual is alive seven (7) days after the date of the Participant’s death.

    8.4    Distribution of Bookkeeping Account Balance at Death. Upon a Participant’s death, a Participant’s Bookkeeping Account shall paid in a lump sum within 90 days of the date of death provided however that where payments of the Participant’s Bookkeeping Account commenced prior to the Participant’s death, the Participant’s Beneficiary shall receive the Participant’s remaining Bookkeeping Account Balance in a manner consistent with the Participant’s distribution election under Section 7.4(a).

    8.5    Determination of Beneficiary. If there is any doubt as to the proper Beneficiary to receive payments hereunder, the Plan Administrator shall have the right to direct the Company to withhold such payments until the matter is resolved. However, as provided in Section 12.9, any payment made by the Company, in good faith and in accordance with the Plan and the directions of the Plan Administrator shall fully discharge the Company from all further obligations with respect to that payment.

    8.6    Payments to Minor or Incapacitated Beneficiaries. In distributing property hereunder to or for the benefit of any minor or incapacitated Beneficiary, the Plan Administrator may direct the Company to make such distribution to a legal or natural guardian of such Beneficiary, or to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by such guardian or other adult shall be a complete discharge of liability to the Company. The Company shall not have any responsibility to see to the proper application of any payments so made.

ARTICLE IX
ADMINISTRATION OF THE PLAN

    9.1    Plan Administrator. The Corporate Governance and Nominating Committee of the Board or its successor (“CGNC”) is the “Plan Administrator”.

9.2    Powers and Authority of the Plan Administrator. The Plan Administrator shall have the authority and responsibility and all powers necessary to carry out the provisions of the Plan and to control and manage the operation and administration of the Plan. The Plan Administrator has discretionary authority to construe and interpret the provisions of the Plan and to grant or deny benefits under the Plan.

9.3    Delegation of Powers and Authority. The Plan Administrator may, but is not obligated to, delegate to any person, employee, department, committee, or third party service provider all or any portion of its duties and responsibilities as Plan Administrator. To the extent the Plan Administrator delegates fiduciary duties and obligations, such delegation shall be done in writing (including a written action delegating authority or a written services agreement).
    9.4    Reliance on Opinions. Each person or entity authorized to act under this Plan shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.

    9.5    Information. The Company shall supply full and timely information as may be necessary for the effective administration of the Plan.

    9.6    Indemnification. To the extent permitted by applicable law, the Company hereby indemnifies any Company employee who carries out any responsibilities under the Plan, and holds them harmless from the effects, consequences, expenses, attorney fees and damages of their acts or conduct in such capacity, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith. Such indemnification shall be in addition to any other rights such employee may have as a matter of law, or by reason of any insurance or other indemnification.

ARTICLE X
CLAIMS PROCEDURE

    10.1    Submission of Claim. A claim for benefits is required to be made in writing by the Participant, or any person claiming through the Participant (“Claiming Party”) and must be mailed to the Plan Administrator. The Plan Administrator shall review and make a determination with respect to such claim.

    10.2    Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Plan Administrator shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90) day period.

    10.3    Review of Denied Claim. If the Claiming Party desires Plan Administrator review of a denied claim, the Claiming Party shall notify the Plan Administrator in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other relevant documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

    10.4    Decision Upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Plan Administrator within sixty (60) days after receipt of the request for review (or within 120 days if special circumstances exist). The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

ARTICLE XI
AMENDMENT AND TERMINATION

    The CGNC may amend or terminate the Plan at any time for any reason. Such amendment or termination may modify or eliminate any benefit hereunder, provided that no such amendment or termination shall in any way reduce the vested portion of the affected Participants’ or Beneficiaries’ Bookkeeping Accounts. To be effective, an amendment must be in writing and must be signed by a person who has amendment authority under the terms of the Plan. Oral amendments or modifications to the Plan, and any written amendments that are not signed by an authorized person, are not valid or binding on the Company or any other person. Upon termination of the Plan, distribution of Participant Bookkeeping Accounts may be accelerated, but only if the accelerated distribution would not result in additional tax to the Participant under Code Section 409A. The Retirement Committee has the authority to approve and adopt non-material, technical, legal compliance and/or administrative amendments to the Plan. The Retirement Committee shall notify the CGNC of any amendment adopted under this provision.

ARTICLE XII
MISCELLANEOUS

    12.1    No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and any Board member. Nothing in this Plan shall be deemed to give any Board member the right to be retained in the service of the Company or to interfere with any right of the Company to discipline or discharge the Board member at any time.

12.2    Dispute Resolution. Any legal action related to a claim for benefits must be initiated within one (1) year after the Plan Administrator has issued its final decision on review and must be filed in Washington state court or the United States District Court for the Western District of Washington.

    12.3    Cooperation. A Board member will cooperate with the Company by furnishing any and all information reasonably requested by the Company and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.

    12.4    Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.

    12.5    Required Notice. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid, or in such manner as the Company determines is appropriate. If notice is to be given to the Company or the Plan Administrator such notice shall be addressed to Nordstrom, Inc. c/o Benefits Department, at 1600 Seventh Avenue, Ste. 2500, Seattle, Washington 98101. If notice is to be given to a Participant, such notice shall be addressed to the last known address on the Company’s records. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

    12.6    Interest of Participant’s Spouse. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

    12.7    Tax Liabilities from Plan. If all or any portion of a Participant’s benefit under this Plan generates a state or federal income tax liability (including a liability under Code Section 409A) to the Participant prior to receipt, the Plan Administrator may instruct the Company to distribute to the Participant immediately available funds in an amount equal to that Participant’s federal, state and local tax liability associated with such taxation, which liability shall be measured by using that Participant’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. Such a distribution shall affect and reduce the benefits to be paid under Articles VII and VIII hereof.

    12.8    Benefits Nonexclusive. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to the Participant under any other plan or program for directors of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

    12.9    Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company, its Board of Directors, and the Plan Administrator from all further obligations under this Plan with respect to a Participant, and that Participant’s Deferral Agreement shall terminate upon such full payment of benefits.

    12.10    Costs of Enforcement. If any action at law or in equity is necessary by the Plan Administrator or the Company to enforce the terms of the Plan, the Plan Administrator or the Company shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

    12.11    Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.

    12.12    Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.

    12.13    Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington.